Exhibit 1.7

NOTICE TO U.S. INVESTORS

The merger described herein relates to the securities of two foreign companies.  The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer,such as in open market or privately negotiated purchases.

Telecom Italia S.p.A.
Registered Office in Milan at Via Gaetano Negri no. 1
General Administration and Secondary Office in Rome at Corso d’Italia no. 41
PEC - Certified Electronic Mail: telecomitalia@pec.telecomitalia.it
Share capital 10,723,391,861.60 euros fully paid up
Tax Code/VAT Registration Number and Milan Business Register Number 00488410010

NOTICE OF SHAREHOLDERS’ MEETING

Those entitled to vote in the Meeting of the Ordinary Shareholders of Telecom Italia S.p.A. are hereby called to meet at 11.00 am on 20 May 2015 for the ordinary and extraordinary meeting (in a single call) in Rozzano (Milan) at Viale Toscana 3, to discuss and resolve on the following

AGENDA

Ordinary session
1.   Financial statements as at 31 December 2014 – approval of the financial statements documentation – related and consequent resolutions
2.   Allocation of the profits for the year - related and consequent resolutions
3.   Report on Remuneration – resolutions on the first section
4.   Appointment of the Board of Auditors: appointment of standing auditors and alternate auditors; appointment of the Chairman of the Board of Auditors; determination of the remuneration
5.   Deferment by liquidation in equity of a portion of the short-term incentive - 2015 cycle - related and consequent resolutions

Extraordinary session
1.   Mandate to increase the share capital to service the partial liquidation in equity of the short-term incentive for the 2015 financial year – amendment of article 5 of the company Bylaws – related and consequent resolutions
2.   Authorization to convert the “€2,000,000,000 1.125 per cent. equity-linked bonds due 2022” and increase the share capital, in tranches, with disapplication of the preferential subscription rights, to service the aforementioned bonds, through the issue of Telecom Italia S.p.A. ordinary shares – related and consequent resolutions
3.   Changes to corporate governance internal rules - amendment of articles 9, 11 and 17 of the Bylaws – related and consequent resolutions
4.   Merger by incorporation of Telecom Italia Media S.p.A. into Telecom Italia S.p.A. – related and consequent resolutions
5.   Supplements to the Bylaws requested by Telefónica, through Telco, pursuant to the ruling by the Agência Nacional de Telecomunicações (ANATEL). Related and consequent resolutions

Proposals regarding the appointment of the Board of Auditors
The appointment will be made on the basis of slates presented by shareholders who, jointly or separately, hold shares representing at least 0.5% of the ordinary share capital. The slates must be presented by 25 April 2015 (at the registered office of the Company or via the e-mail address assemblea.azionisti@pec.telecomitalia.it). If within 25 April 2015 only one list (or no list) is validly presented or if only lists related to shareholders who hold, also jointly, a controlling or majority shareholding are presented, the deadline for the deposit will be extended by 3 days (28 April 2015) and the ownership threshold reduced to 0.25% of the ordinary share capital. The presentation of the certificate proving entitlement to exercise the right must be made by 29 April 2015. Registration of increases or decreases in the number of shares held in the accounts of the presenting shareholder after the date of filing of the slate shall have no effect on entitlement to the exercise of their right.

The following documents must be filed with each slate:

-     for each candidate, (i) acceptance of candidacy, (ii) a declaration attesting that no causes of ineligibility or incompatibility exist and that the candidate possesses the requisites of independence specified in Legislative Decree no. 58/1998 (the “Consolidated Law on Financial Intermediation” “CFL”) and/or the Corporate Governance Code of Borsa Italiana, (iii) a detailed report on the personal and professional characteristics of the candidate, indicating any appointments as director or auditor of any other company. Any variations that may occur up until the day the Shareholders’ Meeting takes place must be promptly communicated to the Company;
-     shareholders submitting the slate must also present information relating to their identity, indicating the total number of shares held;
-     shareholders, other than those who hold a controlling interest or relative majority interest, must present a declaration certifying the absence of any affiliation with the latter as prescribed by art. 144-quinquies of Consob Issuers’ Regulation.

The shareholder has no publication responsibilities, the Company being responsible for making public the information regarding the validly presented slates. This information will be published at the registered office of the Company and through the “1INFO” (www.1info.it) storage mechanism, as well as on the Company website www.telecomitalia.com/agm, within 29 April 2015.

Regarding the composition of the slates it should also be remembered that the principle of gender equality will apply to the renewal of the Board of Auditors and the alternate Auditors; see article 17 of the Company’s Bylaws which may be consulted on the internet website www.telecomitalia.com.

Shareholders intending to submit proposals on the remuneration of the Board of Auditors to be appointed or who wish to present a slate are asked to contact the Corporate Affairs office of the Company beforehand in order to define all the operational details.

Presentation of resolution proposals/supplementary agenda
The shareholders who, also jointly, represent at least 2.5% of the ordinary share capital, having demonstrated their entitlement in the forms prescribed by the applicable regulations, may submit proposals on matters on the agenda, (including matters regarding number, duration and remuneration of the Board of Directors to be appointed) and request that the matters to be dealt with by the Shareholders’ Meeting be supplemented. The request and a report illustrating its rationale, together with a copy of an identity document of the requesting party, must be received within 10 days of publication of this notice, either on paper to the following address:

TELECOM ITALIA S.p.A.
Corporate Affairs – Ref. Agenda
Via Gaetano Negri 1
20123 MILAN - Italy,

or by e-mail to the following address assemblea.azionisti@pec.telecomitalia.it.

Further information is available on the website www.telecomitalia.com/agm.

Documentation
At the registered office of the Company and through the “1INFO” (www.1info.it) storage mechanism, as well as on the Company website www.telecomitalia.com/assemblea, the following documents will be made available to the public as of 30 March 2015:

1

-     the explanatory reports on all the items on the agenda, with the exception of item 2 of the extraordinary session;
-     the documentation regarding the merger by incorporation of Telecom Italia Media S.p.A. into Telecom Italia S.p.A., as per item 4 of the extraordinary session (;
-     the annual financial statements.

Within the applicable statutory deadlines the remaining documentation for the Shareholders Meeting will be made available.

The documentation for the Shareholders’ Meeting may be requested using the contact details at the end of this notice; the Company will not take into account any requests made on previous occasions.

Questions before the Shareholders' Meeting
Those entitled to vote, having demonstrated their entitlement in the forms prescribed by the applicable regulations, may ask questions on the topics on the agenda before the Meeting, to be received by 18 May 2015, complete with a copy of an identity document, on paper to the following address:

TELECOM ITALIA S.p.A.
Corporate Affairs – Ref. Questions
Via Gaetano Negri 1
20123 MILAN - Italy,

by fax to +39 06 91864277, by e-mail to the following address assemblea.azionisti@pec.telecomitalia.it, or through the specially created section on the website www.telecomitalia.com/agm where further information is available.

Entitlement to vote
Persons for whom the intermediary of reference has transmitted to the Company the appropriate communication attesting that they are entitled to vote as of 11 May 2015 (record date) are entitled to attend and vote at the Shareholders’ Meeting. Those who will become the owners of Company shares only after this date will not be entitled to speak or vote at the Shareholders' Meeting.

Shareholders with shares lodged with the Company must use the usual channels of communication by telephone or by using the intranet and internet addresses available to them.

Holders of ADRs listed on the New York Stock Exchange and representing ordinary Telecom Italia shares must contact JP Morgan Chase Bank, the issuer of said ADRs (customer service postal address PO Box 64504, St. Paul, MN 55164-0854, telephone +1 651 453 2128 for calls from outside the United States; 1 800 990 1135 for calls from inside the United States; email address: jpmorgan.adr@wellsfargo.com).

Remote voting
Those entitled to vote may also exercise their voting rights:

- electronically, through the specially created section on the website www.telecomitalia.com/agm, starting from 30 April 2015 until midnight (CET) on 19 May 2015, in the ways and within the limits described therein;
-     by mail, using the form available from the registered office of the Company and which may be downloaded from the website www.telecomitalia.com/agm from 30 April 2015, to be received no later than 19 May 2015.

The envelope containing the ballot card for voting by mail, completed and signed (to be placed in a further sealed envelope) with a copy of the ID document of the person signing the form and any suitable documentation to attest entitlement to sign, must be delivered to the following address:

TELECOM ITALIA S.p.A.
Corporate Affairs – Ref. Vote
Via Gaetano Negri 1
20123 MILAN - Italy

A copy of the form to cast votes by mail may also be requested from the contact details given at the end of this notice.

Further information on remote voting is available on the website www.telecomitalia.com/agm.

Voting by proxy
Those entitled to vote may appoint a representative in the Shareholders’ Meeting by providing a written proxy, within the limits laid down by law. A proxy form is available from the registered office of the Company as well as from the company website www.telecomitalia.com/agm, where a printable version is available.

Copies of the proxies - together with a copy of an ID document of the delegating shareholder - may be sent or notified to the Company, to be received by 19 May 2015, either on paper to the following address:

TELECOM ITALIA S.p.A.
Corporate Affairs – Ref. Proxy
Via Gaetano Negri 1
20123 MILAN - Italy,

by fax to +39 06 91864337, by e-mail to the following address assemblea.azionisti@pec.telecomitalia.it, or through the specially created section on the website www.telecomitalia.com/agm where further information is available.

The Board of Directors decided not to appoint a representative designated by the Company, pursuant to article 135-undecies of Legislative Decree no. 58/1998.

Total number of shares and right to vote
At March 30, 2015, the subscribed and fully paid in share capital of Telecom Italia is equal to 10,723,391,861.60 euros, divided into 13,470,955,451 ordinary shares (with the right to vote in ordinary and extraordinary meetings of the shareholders of the Company) and 6,026,120,661 savings shares (with the right to vote in special savings shareholders’ meetings), all without par value.

Organisation
To participate in the meeting, those with voting rights and their representatives are invited to present themselves before the time scheduled for the start of the meeting, with an identity document; accreditation activities will start at 9.00 am on 20 May 2015. To facilitate the ascertainment of their entitlement to participate, the persons entitled are invited to exhibit their copy of the communication to the Company that the intermediary is required to make available to them in accordance with current regulations on the day of the meeting.

A free shuttle service will be offered to those participating in the meeting, leaving the registered office of Telecom Italia from Piazza degli Affari, Milan in front of Borsa Italiana headquarters for the meeting location at 8.30 and 9.30 am on 20 May 2015 and in the opposite direction at the end of the meeting.

To use the shuttle service, it must be booked by 18 May 2015, using the toll-free number 800899389 or by email (navette.assemblee@telecomitalia.it).

Further information
The registered office of the Company is open to the public on working days between 10.00 am and 1.00 pm (CET).

For any requests or information, contact:

•      toll-free number 800020220 (for calls from inside Italy)
•      telephone +39 011 2293603 (for calls from outside Italy)
•      e-mail address assemblea.azionisti@pec.telecomitalia.it